                                                    ---------------------------
                                                    |      OMB APPROVAL       |
                          UNITED STATES             ---------------------------
                SECURITIES AND EXCHANGE COMMISSION  |OMB Number: 3235-0145    |
                     Washington, D.C. 20549         |Expires: August 31, 1999 |
                                                    |Estimated average burden |
                                                    |Hours per response 14.90 |
                          SCHEDULE 13G              ---------------------------

                    Under the Securities Exchange Act of 1934

                           (Amendment No. _________)*

                             LAS VEGAS GAMING, INC.
________________________________________________________________________________
                                (Name of Issuer)
                                     Common
________________________________________________________________________________
                         (Title of Class of Securities)

                                   517674 10 7
                     ______________________________________
                                 (CUSIP Number)


                                December 31, 2001
________________________________________________________________________________
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule  is  filed:

                    [_]  Rule  13d-1(b)

                    [ ]  Rule  13d-1(c)

                    [X]  Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






SEC  1745  (3-98)                    Page  1  of  5

CUSIP  No.  517674  10  7
------------------------------

1.     Names  of  Reporting  Persons:  GARY  BALDWIN
       I.R.S. Identification  Nos.  of  above  persons  (entities  only).:

--------------------------------------------------------------------------------

2.     Check  the  Appropriate  Box  if  a  Member of a Group (See Instructions)

       (a)     [_]

       (b)     [_]

--------------------------------------------------------------------------------

3.     SEC  Use  Only:

--------------------------------------------------------------------------------

4.     Citizenship  or  Place  of  Organization:  U.S.A.

--------------------------------------------------------------------------------

Number of         5.     Sole  Voting  Power:  486,333  SHARES
Shares Bene-             -------------------------------------------------------
finically by
Owned by Each     6.     Shared  Voting  Power:  N/A
Reporting                -------------------------------------------------------
Person With:      7.     Sole  Dispositive  Power:  486,333  SHARES
                         -------------------------------------------------------
                  8.     Shared  Dispositive  Power:  N/A

--------------------------------------------------------------------------------

9.     Aggregate  Amount  Beneficially  Owned by Each Reporting Person:
       486,333 SHARES

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):

11.    Percent  of  Class  Represented  by  Amount  in  Row  (9):   6.47%

--------------------------------------------------------------------------------

12.    Type  of  Reporting  Person  (See  Instructions)

       IN

--------------------------------------------------------------------------------

CUSIP  No.  517674  10  7
------------------------------

Item  1.

(a)     Name  of  Issuer:  LAS  VEGAS  GAMING,  INC.
(a)     Address  of  Issuer's  Principal  Executive Offices:
        3120 South Rainbow Blvd.
        Suite 204, Las Vegas,  NV  89146

Item  2.

(b)     Name  of  Person  Filing:   GARY  BALDWIN

(c)     Address  of  Principal  Business Office
        3120 South Rainbow Blvd
        Suite  204,  Las  Vegas,  NV  89146

(d)     Citizenship:  U.S.A.

(e)     Title  of Class of Securities:  Common Stock, $0.001 per share par value

(f)     CUSIP  Number:   517674  10  7

Item 3. If this statement is filed pursuant to Sec.Sec. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)     [_]     Broker or dealer registered under section 15 of the Act (15
                     U.S.C.  78o).

     (b)     [_]     Bank  as  defined  in section 3(a)(6) of the Act (15 U.S.C.
                     78c).

     (c)     [_]     Insurance company as defined in section 3(a)(19) of the Act
                     (15  U.S.C.  78c).

     (d)     [_]     Investment  company registered under section 8 of the
                     Investment Company  Act  of  1940  (15 U.S.C.  80a-8).

     (e)     [_]     An  investment  adviser  in  accordance  with
                     Sec.240.13d-1(b)(1)(ii)(E):

     (f)     [_]     An  employee  benefit  plan or endowment fund in accordance with  Sec.240.13d-1(b)(1)(ii)(F):

     (g)     [_]     A  parent  holding  company or control person in accordance with  Sec.240.13d-1(b)(1)(ii)(G):

     (h)     [_]     A  savings  associations  as defined in Section 3(b) of the
                     Federal  Deposit  Insurance  Act   (12  U.S.C.  1813):

     (i)     [_]     A  church  plan  that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3):

     (j)     [_]     Group,  in  accordance  with  Sec.240.13d-1(b)(1)(ii)(J).

Item  4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)     Amount  Beneficially  owned:   486,333  SHARES
(b)     Percent  of  Class:   6.47%
(c)     Number  of  shares  as  to  which  the  person  has:
(i)     Sole  power  to  vote  or  to  direct  the  vote:   486,333  SHARES
(ii)    Shared  power  to  vote  or  to  direct  the  vote:  N/A
(iii)   Sole  power  to  dispose  or  to  direct the disposition of:
        486,333 SHARES
(iv)    Shared  power  to  dispose  or  to  direct  the  disposition  of:  N/A

CUSIP  No.  517674  10  7
------------------------------

Item  5.  Ownership  of  Five  Percent  or  Less  of  a  Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

          NOT  APPLICABLE

Item  6.  Ownership  of  More  than  Five  Percent  on Behalf of Another Person.

          NOT  APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          NOT  APPLICABLE

Item  8   Identification  and  Classification  of  Members  of  the  Group

          NOT  APPLICABLE

Item  9.  Notice  of  Dissolution  of  Group

          NOT  APPLICABLE

Item 10.  Certification

          NOT  APPLICABLE

CUSIP  No.  517674  10  7
-------------------------------



          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February  10,  2002
                                        ---------------------------------
                                                  Date

                                        /s/ Gary Baldwin
                                        ---------------------------------
                                                  Signature

                                        Gary  Baldwin, Sec/Treas.
                                        ---------------------------------
                                                  Name/Title